Filed Pursuant to Rule 433

Registration Statement No. 333-246071

Final Term Sheet for the Notes

The Korea Development Bank

Final Term Sheet for US$700,000,000 0.750% Green Notes due 2025 (the “2025 Notes”)

October 18, 2021

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$700,000,000

Maturity date	January 25, 2025

Settlement date	On or about October 25, 2021, which will be the 5th business day following the date of this final term sheet. If you wish to trade the 2025 Notes on any day prior to the second business day from the settlement, because the 2025 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	0.750% per annum (payable semi-annually)

Interest payment dates	January 25 and July 25 of each year, commencing on January 25, 2022 and with interest accruing from October 25, 2021. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.556%

Gross proceeds	US$696,892,000

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$694,792,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Application for listing will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2025 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 DM7

ISIN	US500630DM73

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, The Hongkong and Shanghai Banking Corporation Limited, KDB Asia Limited, Mirae Asset Securities Co., Ltd., Mizuho Securities USA LLC and Standard Chartered Bank

Final Term Sheet for the Notes

The Korea Development Bank

Final Term Sheet for US$500,000,000 1.375% Notes due 2027 (the “2027 Notes”)

October 18, 2021

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$500,000,000

Maturity date	April 25, 2027

Settlement date	On or about October 25, 2021, which will be the 5th business day following the date of this final term sheet. If you wish to trade the 2027 Notes on any day prior to the second business day from the settlement, because the 2027 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	1.375% per annum (payable semi-annually)

Interest payment dates	April 25 and October 25 of each year, commencing on April 25, 2022 and with interest accruing from October 25, 2021. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.474%

Gross proceeds	US$497,370,000

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$495,870,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Application for listing will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2027 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 DN5

ISIN	US500630DN56

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, The Hongkong and Shanghai Banking Corporation Limited, KDB Asia Limited, Mirae Asset Securities Co., Ltd., Mizuho Securities USA LLC and Standard Chartered Bank

Final Term Sheet for the Notes

The Korea Development Bank

Final Term Sheet for US$300,000,000 2.000% Notes due 2031 (the “2031 Notes”)

October 18, 2021

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$300,000,000

Maturity date	October 25, 2031

Settlement date	On or about October 25, 2021, which will be the 5th business day following the date of this final term sheet. If you wish to trade the 2031 Notes on any day prior to the second business day from the settlement, because the 2031 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	2.000% per annum (payable semi-annually)

Interest payment dates	April 25 and October 25 of each year, commencing on April 25, 2022 and with interest accruing from October 25, 2021. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.532%

Gross proceeds	US$298,596,000

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$297,696,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Application for listing will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2031 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 DP0

ISIN	US500630DP05

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, The Hongkong and Shanghai Banking Corporation Limited, KDB Asia Limited, Mirae Asset Securities Co., Ltd., Mizuho Securities USA LLC and Standard Chartered Bank

These Final Term Sheets should be read in conjunction with the prospectus dated July 2, 2021, as supplemented by the preliminary prospectus supplement dated October 18, 2021 (the “Preliminary Prospectus”), relating to the Notes. All references to the “Notes” herein and in the Preliminary Prospectus are to the 2025 Notes, the 2027 Notes and the 2031 Notes, collectively.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1-877-858-5407.

The most recent prospectus can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/0000869318/000119312521300589/d221456d424b5.htm

Notification under Section 309B(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) - the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.